Exhibit 99

Family Dollar Reports Record Earnings Results

  Fiscal 2010 Earnings Per Diluted Share Increased 26.6% to $2.62
  Operating Profit Expands to 7.3% of Sales from 6.2% of Sales in Fiscal 2009
  Company Announces Acceleration of New Store Openings and Aggressive Store Renovation Program
  Company Announces Authorization to Purchase $750 Million of Common Stock

MATTHEWS, N.C.--(BUSINESS WIRE)--September 29, 2010--Family Dollar Stores, Inc. (NYSE: FDO) today reported that net income per diluted share for the year ended August 28, 2010 (“fiscal 2010”), increased 26.6% to $2.62 compared with $2.07 for the year ended August 29, 2009 (“fiscal 2009”). Net income for the year increased 23.0% to $358.1 million compared with net income of $291.3 million in fiscal 2009.

“Our efforts to broaden the appeal of our assortment, improve the in-store shopping experience, enhance our customer communications, and strengthen our employee teams, resulted in strong improvements across most key metrics,” said Howard R. Levine, Chairman and Chief Executive Officer. “I am very proud of this performance, and I appreciate the hard work and dedication of all our 50,000 Family Dollar Team Members.”

Fiscal 2010 Results

As previously reported, sales for fiscal 2010 were $7.867 billion, or 6.3% above sales of $7.401 billion for fiscal 2009. Sales in comparable stores increased 4.8%, which was the result of higher customer traffic, as measured by the number of register transactions. The value of the average customer transaction was approximately flat. Sales in fiscal 2010 were strongest in the Consumables and the Seasonal and Electronics categories. During fiscal 2010, the Company opened 200 new stores and closed 70 stores.

Gross profit, as a percentage of sales, was 35.7% in fiscal 2010 compared to 34.8% in fiscal 2009. This improvement was a result of lower inventory shrinkage, higher purchase mark-ups, lower freight expense, and lower markdowns, which more than offset stronger sales of lower-margin consumable merchandise.

Selling, general and administrative (“SG&A”) expenses, as a percentage of sales, were 28.4% in fiscal 2010 compared with 28.7% in fiscal 2009. Most expenses, including occupancy costs, were leveraged during the year as a result of a strong comparable store sales increase and continued productivity improvements. In addition, lower utility expense and lower insurance expense more than offset higher store labor expense related to expanded store operating hours.

The Company’s inventories at the end of fiscal 2010 were $1,028.0 million, or 3.4% above inventories of $993.8 million at the end of fiscal 2009. Average inventory per store at the end of fiscal 2010 was approximately 1.5% higher than the average inventory per store at the end of fiscal 2009.

Capital expenditures were $212.4 million in fiscal 2010 compared with $155.4 million in fiscal 2009. During fiscal 2010, the Company paid $78.9 million, or $0.60 per share, in dividends compared to $72.7 million, or $0.53 per share, in fiscal 2009. During fiscal 2010, the Company repurchased approximately 9.4 million shares of its common stock for a total cost of $332.2 million. As of August 28, 2010, the Company had approximately 130 million shares outstanding.

Fourth Quarter Results

As previously reported, net sales for the fourth quarter of fiscal 2010 were $1.957 billion, or 8.0% above sales of $1.811 billion for the fourth quarter of fiscal 2009. Sales in comparable stores increased 6.1%. The increase in comparable store sales was a result of an increase in customer traffic, as measured by the number of register transactions. Sales in the quarter were strongest in the Consumables category. During the quarter, the Company opened 75 stores and closed 14 stores.

Gross profit, as a percentage of sales, was 34.7% in the fourth quarter of fiscal 2010 compared to 34.5% in the fourth quarter of fiscal 2009. This improvement in gross profit was a result of lower inventory shrinkage and higher purchase mark-ups, which more than offset higher freight expense, higher markdowns and stronger sales of lower-margin consumable merchandise.

SG&A expenses, as a percentage of sales, were 28.8% in the fourth quarter of fiscal 2010 compared with 29.5% in the fourth quarter of fiscal 2009. Most expenses, including occupancy costs, were leveraged during the quarter as a result of a strong comparable store sales increase and continued productivity improvements.

SG&A expenses increased 5.8% in the fourth quarter driven by expenses related to sales-driving initiatives, including expanded operating hours, increased advertising expense and expenses related to new store openings. In addition, the Company incurred expenses related to the launch of its store renovation program and a further expansion of store operating hours. Partially offsetting the cost of these investments was a benefit from lower professional fees resulting from the favorable impact of a $9.0 million insurance settlement and lower legal expense.

In the fourth quarter of fiscal 2010, the Company’s effective tax rate was approximately 33.8% compared with 32.6% in the fourth quarter of fiscal 2009. The increase in the effective rate was due primarily to a decrease in federal jobs tax credits, offset partially by changes in our liabilities for uncertain tax positions and changes in state income taxes.

Net income per diluted share in the fourth quarter of fiscal 2010 increased 30.2% to $0.56 compared with $0.43 per diluted share in the fourth quarter of fiscal 2009. Net income for the fourth quarter of fiscal 2010 increased 23.0% to $74.0 million, compared with $60.1 million for the fourth quarter of fiscal 2009.

Stock Buyback Authorization

The Company’s Board of Directors has authorized the Company to purchase $750 million of its common stock. Previous authorizations have been canceled.

The Company intends to fund these repurchases through a combination of cash on hand, cash from operations and potential debt financings. Such repurchases may be effected through trading plans, open market repurchases, privately negotiated transactions, accelerated share repurchase transactions, and/or other transactions.

The Company anticipates that the buybacks will be accretive to earnings per diluted share and will enhance shareholder return on equity by lowering its effective cost of capital.

The timing and amount of repurchase transactions under this program will depend upon market conditions, corporate considerations and regulatory requirements. Although the Company expects to begin the repurchase program in the near future, the relative impact on earnings per share in fiscal 2011 will depend in part on the time period over which the repurchases are executed and the prices paid for the repurchased stock.

Outlook

Mr. Levine said, “In fiscal 2010, we made a number of investments to increase the appeal of our stores. We expect that many of these investments, including expanding operating hours, enhancing our assortment, and creating better merchandise presentations through our space realignment efforts and the utilization of more efficient fixtures, will continue to deliver results in fiscal 2011.”

“In fiscal 2011 we intend to build on the momentum we achieved in fiscal 2010 and continue to increase our focus on driving stronger revenue growth,” continued Mr. Levine. “We intend to make additional investments that strengthen our value and convenience proposition. Key areas of focus include the acceleration of new store growth and the launch of an aggressive store renovation program. We plan to open approximately 300 new stores, a 50% increase over fiscal 2010 openings, and renovate 600-800 stores.”

“While we will invest aggressively to drive revenues, we will also continue to pursue opportunities to further enhance our financial results. Through our global sourcing and private brand efforts, we are strengthening our processes to provide customers with quality products while lowering our overall sourcing costs. Additionally, we will continue to aggressively manage our core cost structure and drive productivity improvements.”

“Although the operating environment continues to be uncertain, I believe that our commitment to providing customers with greater value and convenience, combined with our on-going efforts to improve the shopping experience in our stores, will enable us to continue to deliver double-digit earnings growth of between $2.95 and $3.15 per diluted share in fiscal 2011,” concluded Mr. Levine.

The Company's outlook for fiscal 2011 is based on the following assumptions which may or may not prove valid and does not incorporate the effect of any significant stock repurchases or any incremental borrowings:

  An increase in net sales of between 8% and 10%;
  An increase in comparable store sales of between 5% and 7%;
  Approximately 300 new store openings and 80-100 store closings;
  An increase in the operating margin based on flat gross margin and lower SG&A expenses, all as a percentage of sales;
  An effective income tax rate of approximately 36.5%;
  Weighted average diluted shares of approximately 131 million; and
  Capital expenditures of between $300 million and $350 million.

For the first quarter of fiscal 2011, the Company expects that comparable store sales will increase between 5% and 7% and that earnings per diluted share will be between $0.55 and $0.60 per share compared with $0.49 per share in the first quarter of fiscal 2010.

Sales Reporting Change

Effective as of the first quarter of fiscal 2011, the Company will no longer report quarterly sales results separate from quarterly earnings results. The Company expects to report sales and earnings for the first quarter of fiscal 2011 on Wednesday, January 5, 2011.

Cautionary Statements

Certain statements contained in this press release are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address certain plans, activities or events which the Company expects will or may occur in the future and relate to, among other things, the state of the economy, the Company’s investment and financing plans, net sales, comparable store sales, cost of sales, SG&A expenses, earnings per diluted share, dividends and share repurchases. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Consequently, all of the forward-looking statements made by the Company in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission up to the date of this release.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update or revise these forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

Earnings Conference Call Information

The Company plans to host a conference call with investors this morning at 10:00 A.M. ET to discuss the results. The Company will also provide an update on various business initiatives and discuss plans and expectations for fiscal 2011. After some prepared remarks by management, participants will have an opportunity to ask questions. The Company’s responses to questions, as well as other matters discussed during the conference call, may include information that has not been disclosed previously.

If you wish to participate, please call (800) 779-6561 for domestic US calls and (517) 308-9046 for international calls at least 10 minutes before the call is scheduled to begin. The passcode for the conference call is FAMILY DOLLAR.

There will also be a live webcast of the conference call that can be accessed at the following link:

http://www.familydollar.com/investors.aspx?p=irhome.

A replay of the webcast will be available at the same address noted above after 2:00 P.M. ET, September 29, 2010.

About Family Dollar

Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,800 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Fourth Quarter Ended
(in thousands, except per share amounts)	August 28, 2010	% of Net Sales	August 29, 2009	% of Net Sales

Net sales	$1,956,846	100.00%	$1,811,424	100.00%

Cost of sales	1,278,127	65.32%	1,186,168	65.48%

Gross profit	678,719	34.68%	625,256	34.52%

Selling, general and administrative expenses	564,206	28.83%	533,511	29.45%

Operating profit	114,513	5.85%	91,745	5.07%

Interest income	501	0.03%	553	0.03%

Interest expense	3,337	0.17%	3,161	0.17%

Income before income taxes	111,677	5.71%	89,137	4.93%

Income taxes	37,723	1.93%	29,021	1.60%

Net income	$73,954	3.78%	$60,116	3.33%

Net income per common share - basic	$0.56		$0.43
Weighted average shares - basic	132,049		139,441

Net income per common share - diluted	$0.56		$0.43
Weighted average shares - diluted	133,181		140,199

Dividends declared per common share	$0.155		$0.135

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Year Ended
(in thousands, except per share amounts)	August 28, 2010	% of Net Sales	August 29, 2009	% of Net Sales

Net sales	$7,866,971	100.00%	$7,400,606	100.00%

Cost of sales	5,058,971	64.31%	4,822,401	65.16%

Gross profit	2,808,000	35.69%	2,578,205	34.84%

Selling, general and administrative expenses	2,232,402	28.38%	2,120,936	28.66%

Operating profit	575,598	7.31%	457,269	6.18%

Interest income	1,597	0.02%	6,595	0.09%

Interest expense	13,337	0.17%	12,939	0.17%

Income before income taxes	563,858	7.16%	450,925	6.10%

Income taxes	205,723	2.62%	159,659	2.16%

Net income	$358,135	4.54%	$291,266	3.94%

Net income per common share - basic	$2.64		$2.08
Weighted average shares - basic	135,745		139,894

Net income per common share - diluted	$2.62		$2.07
Weighted average shares - diluted	136,596		140,522

Dividends declared per common share	$0.60		$0.53

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(in thousands, except per share and share amounts)	August 28, 2010	August 29, 2009*
Assets
Current assets:
Cash and cash equivalents	$382,754	$438,890
Investment securities	120,325	5,801
Merchandise inventories	1,028,022	993,797
Deferred income taxes	66,102	82,707
Income tax refund receiveable	—	8,618
Prepayments and other current assets	63,005	63,205
Total current assets	1,660,208	1,593,018

Property and equipment, net	1,111,966	1,056,449
Investment securities	147,108	163,545
Other assets	62,775	64,790

Total assets	$2,982,057	$2,877,802

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$676,975	$528,104
Accrued liabilities	359,065	376,515
Income taxes	18,447	1,676
Total current liabilities	1,054,487	906,295

Long-term debt	250,000	250,000
Other liabilities	203,857	236,643
Deferred income taxes	52,159	44,804
Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares	—	—
Common stock, $.10 par; authorized 600,000,000 shares	14,650	14,549
Capital in excess of par	243,831	210,349
Retained earnings	1,665,646	1,387,905
Accumulated other comprehensive loss	(7,046)	(8,960)
	1,917,081	1,603,843
Less: common stock held in treasury, at cost	495,527	163,783
Total shareholders' equity	1,421,554	1,440,060

Total liabilities and shareholders' equity	$2,982,057	$2,877,802

* Certain adjustments and reclassifications of the amounts for fiscal 2009 have been made to conform to the presentation for fiscal 2010.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(in thousands)	August 28, 2010	August 29, 2009*
Cash flows from operating activities:
Net income	$358,135	$291,266
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172,037	159,808
Deferred income taxes	8,123	4,426
Excess tax benefits from stock-based compensation	(1,676)	(704)
Stock-based compensation	13,163	11,538
Loss on disposition of property and equipment, including impairment	7,244	9,924
Other gains and losses	—	1,228
Changes in operating assets and liabilities:
Merchandise inventories	(34,225)	38,888
Income tax refund receivable	8,618	(1,611)
Prepayments and other current assets	200	238
Other assets	2,666	6,027
Accounts payable and accrued liabilities	57,405	13,798
Income taxes	16,771	210
Other liabilities	(16,922)	(5,837)
	591,539	529,199

Cash flows from investing activities:
Purchases of investment securities	(142,730)	—
Sales of investment securities	46,888	44,943
Capital expenditures	(212,435)	(155,401)
Proceeds from dispositions of property and equipment	1,329	1,103
	(306,948)	(109,355)

Cash flows from financing activities:
Payment of debt issuance costs	(651)	(624)
Repurchases of common stock	(332,189)	(71,067)
Change in cash overdrafts	49,687	(27,256)
Proceeds from exercise of employee stock options	19,663	31,525
Excess tax benefits from stock-based compensation	1,676	704
Payment of dividends	(78,913)	(72,738)
	(340,727)	(139,456)

Net change in cash and cash equivalents	(56,136)	280,388
Cash and cash equivalents at beginning of period	438,890	158,502
Cash and cash equivalents at end of period	$382,754	$438,890

Supplemental disclosure of cash flow information:
Purchases of property and equipment awaiting processing for payment, included in accounts payable	$22,848	$4,575
Cash paid during the period for:
Interest, net of amounts capitalized	12,568	12,192
Income taxes, net of refunds	175,915	158,486

* Certain adjustments and reclassifications of the amounts for fiscal 2009 have been made to conform to the presentation for fiscal 2010.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES
Selected Additional Information

NET SALES BY CATEGORY:
	For the Fourth Quarter Ended
	August 28,	August 29,
(in thousands)	2010	2009	% Change
Consumables	$1,317,170	$1,199,293	9.8%
Home products	227,572	216,973	4.9%
Apparel and accessories	217,582	211,146	3.0%
Seasonal and electronics	194,522	184,012	5.7%
TOTAL	$1,956,846	$1,811,424	8.0%

	For the Year Ended
	August 28,	August 29,
(in thousands)	2010	2009	% Change
Consumables	$5,119,911	$4,764,835	7.5%
Home products	1,035,944	988,550	4.8%
Apparel and accessories	840,929	831,321	1.2%
Seasonal and electronics	870,187	815,900	6.7%
TOTAL	$7,866,971	$7,400,606	6.3%

STORES IN OPERATION:
	For the Year Ended
	August 28,	August 29,
	2010	2009
Beginning Store Count	6,655	6,571
New Store Openings	200	180
Store Closings	(70)	(96)
Ending Store Count	6,785	6,655
Total Square Footage (000s)	57,877	56,589
Total Selling Square Footage (000s)	48,225	47,120

CONTACT:
Family Dollar Stores, Inc.
INVESTOR CONTACT:
Kiley F. Rawlins, CFA, 704-849-7496
krawlins@familydollar.com
MEDIA CONTACT:
Josh Braverman, 704-814-3447
jbraverman@familydollar.com